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                     September 13, 2023

       Sandip Kapadia
       Chief Financial Officer
       Harmony Biosciences Holdings, Inc.
       630 W. Germantown Pike, Suite 215
       Plymouth Meeting, PA 19462

                                                        Re: Harmony Biosciences
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-39450

       Dear Sandip Kapadia:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences